Exhibit 10.25

EXECUTION VERSION

CONSENT AND AMENDMENT AGREEMENT

This Consent and Amendment Agreement (this “Agreement”), dated as of October 9, 2012, is entered into by and among SYNDAX PHARMACEUTICALS, INC., a Delaware corporation (“Borrower”), the Lenders (as defined below), and GENERAL ELECTRIC CAPITAL CORPORATION, as agent for the Lenders (in such capacity, and together with its successors and permitted assigns, “Agent”).

WHEREAS, pursuant to that certain Loan and Security Agreement, dated as of March 30, 2011, as amended by that certain Consent and Amendment Agreement, dated as of December 20, 2011, and as further amended by that certain Consent and Amendment Agreement, dated as of June 28, 2012, each among Borrower, Agent and the financial institutions party thereto as lenders (the “Lenders”; the Loan and Security Agreement, as so amended and as it may have been and may be further amended, restated or otherwise modified from time to time, the “Loan Agreement”), Agent and the Lenders have made certain loans and other financial accommodations to Borrower subject to the terms and conditions set forth therein;

WHEREAS, Borrower has requested that Agent and Requisite Lenders consent to the incurrence by Borrower of up to $750,000 of additional unsecured, subordinated Indebtedness evidenced by a new series of Unsecured Convertible Promissory Notes, dated on or about the date hereof (the “Series B Convertible Notes”), issued under that certain Note Purchase Agreement, dated on or about the date hereof (the “NPA”), by and among Borrower and the investors party thereto, which Indebtedness (i) shall be subordinated to all Obligations in all respects pursuant to a Subordination Agreement, dated as of the date hereof (the “Subordination Agreement”), executed by Borrower and each investor that is purchasing a Series B Convertible Note; (ii) shall not require payment of any kind (including principal, interest, fees or other costs related thereto) until all Obligations shall have been indefeasibly paid in full; provided, that such financing may be converted to equity at any time and payment of cash in lieu of the issuance of fractional shares in connection with such conversion may be made; and (iii) shall otherwise be in form and substance reasonably satisfactory to Agent;

WHEREAS, in connection with the issuance of the Series B Convertible Notes, Borrower has further requested that Agent and Requisite Lenders consent to the amendment and restatement by Borrower of its certificate of incorporation in the form of the Fifth Amended and Restated Certificate of Incorporation attached hereto as Exhibit A (the “October 2012 Charter Amendment”) to, among other things, authorize the Series B Preferred Stock (the “Series B Preferred Stock”) into which the Series B Convertible Notes may be convertible in accordance with the terms thereof;

WHEREAS, Borrower has requested that Agent and Requisite Lenders consent to the foregoing, which, but for this Agreement, would be prohibited under Sections 7.2 and 7.11 of the Loan Agreement;

WHEREAS, pursuant to Section 6.2(a) of the Loan Agreement, Borrower is required to notify Agent of any change in the accuracy of the Perfection Certificate, immediately upon the occurrence of any such change, and Borrower has failed to notify Agent of certain changes thereto, as more fully detailed on Schedule 1 hereto, which such failure constitutes an Event of Default under Section 8.1(b) of the Loan Agreement (the “Perfection Certificate Notification Event of Default”);

WHEREAS, pursuant to Section 6.2(e) of the Loan Agreement, Borrower is required to notify Agent with respect to any new applications or registrations that any Loan Party has made or filed in respect of any Intellectual Property or a change in status of any outstanding application or registration within five (5) days of such application, registration, filing or change in status, and Borrower has failed notify agent with respect to the items more fully described on Schedule 2 hereto, which such failure constitutes an Event of Default under Section 8.1(b) of the Loan Agreement (the Intellectual Property Notification Event of Default, and, together with the Perfection Certificate Notification Event of Default, the “Identified Events of Default”);

WHEREAS, Borrower has requested that Agent and Requisite Lenders waive, ab initio, each Identified Event of Default; and

WHEREAS, Agent and Lenders constituting at least the Requisite Lenders are willing to agree to such requests, subject to and in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, each of Borrower, Requisite Lenders and Agent hereby agrees as follows:

1. Recitals; Definitions. The foregoing recitals, including all terms defined therein, are incorporated herein and made a part hereof. All capitalized terms used but not otherwise defined herein have the meanings given such terms in the Loan Agreement.

2. Consent and Waiver. Effective as of the date hereof, and in accordance with Section 10.08 of the Loan Agreement, Agent and Lenders constituting at least the Requisite Lenders hereby (i) consent to (A) the issuance of the Series B Convertible Notes, the execution and delivery of the NPA and the other documents related thereto, and the incurrence of the Indebtedness under the NPA and (B) the execution and delivery of the October 2012 Charter Amendment and (ii) waive, ab initio, each Identified Event of Default.

3. Amendments. Subject to the terms and conditions of this Agreement, Section 7.2 of the Loan Agreement is hereby amended by deleting clause (d) thereof in its entirety and replacing such clause with the following:

(d) subordinated, unsecured Indebtedness in an aggregate amount not to exceed $16,000,000 (the “Subordinated Indebtedness”), which subordinated, unsecured Indebtedness is evidenced by those certain Convertible Promissory Notes issued pursuant to (i) that certain Note and Warrant Purchase Agreement, dated as of August 3, 2010, by and among Borrower and each investor party thereto (the “2010 NPA”); (ii) that certain Note and Warrant Purchase Agreement, dated as of December 20, 2011 (the “2011 NPA”), as amended by that certain Amendment to Note and Warrant Purchase Agreement, dated as of June 28, 2012, each by and among Borrower and each investor party thereto (the 2011 NPA, as so amended, the “June 2012 NPA”); and (iii) that certain Note Purchase Agreement, dated as of October 9, 2012, by and among Borrower and each investor party thereto (the “October 2012 NPA”), which Indebtedness is subordinated to the Obligations pursuant to (A) that certain Subordination Agreement, dated as of March 30, 2011, by and among Agent and certain investors party to that certain Note and Warrant Purchase Agreement, dated as of August 3, 2010 (which subordinates $6,000,000, the “First Subordination Agreement”); (B) that certain Amended and Restated Subordination Agreement, dated as of December 20, 2011, by and among each of the parties to the First

Subordination Agreement and certain other investors who are parties to the 2011 NPA (which amends, restates and continues the First Subordination Agreement subordinating an additional $6,250,000 for a total of $12,250,000, the “2011 Subordination Agreement”); (C) that certain Subordination Agreement, dated as of June 28, 2012, by and among the parties to the First Subordination Agreement and the 2011 Subordination Agreement other than two individual investors who have opted not to participate in the offering under the 2012 NPA (which Subordination Agreement separately subordinates $3,000,000 (the “June 2012 Subordination Agreement”); and (D) that certain Subordination Agreement, dated as of October 9, 2012, by and among the holders of the Borrower’s Series A Preferred Stock on the date hereof (which Subordination Agreement separately subordinates $750,000, the “October 2012 Subordination Agreement”, and together with the 2011 Subordination Agreement (which, for the avoidance of doubt, includes the First Subordination Agreement) and the June 2012 Subordination Agreement, collectively, the “Subordination Agreements”).

4. Conditions. The foregoing is subject to the following conditions:

A.	Agent shall have received a counterpart of this Agreement duly executed by each Loan Party;

B.	Agent shall have received a counterpart of the Subordination Agreement duly executed by each investor that is purchasing Series B Convertible Note pursuant to the NPA and consented to by Borrower;

C.	Borrower shall have delivered a certificate of an authorized officer of Borrower, providing verification of an incumbency and attaching (i) Borrower’s board resolutions approving the transactions contemplated by this Agreement, (ii) Borrower’s governing documents, and (iii) an updated perfection certificate;

D.	Borrower shall have delivered true and complete copies of the Series B Convertible Notes, the NPA, the October 2012 Charter Amendment and the other amendments referenced herein and such further documents, information, certificates, records and filings as Agent may reasonably request; and

E.	(i) No Default or Event of Default shall have occurred and be continuing other than the Defaults or Events of Default waived pursuant to Section 2 above, (ii) all representations and warranties in Section 5 of the Loan Agreement shall be true and correct as of the date hereof, (iii) each condition set forth in this Section 4 of this Agreement shall have been satisfied, and (iv) Agent shall have received a certificate from an authorized officer of Borrower confirming each of the foregoing.

5. Reaffirmation of Debt Documents. By executing and delivering this Agreement, Borrower hereby (i) reaffirms, ratifies and confirms its Obligations under the Loan Agreement, the Notes and the other Debt Documents; (ii) agrees that this Agreement shall be a “Debt Document” under the Loan Agreement; and (iii) hereby expressly agrees that the Loan Agreement, the Notes and each other Debt Document shall remain in full force and effect following any action contemplated in connection herewith.

6. Reaffirmation of Grant of Security Interest in Collateral. Borrower hereby expressly reaffirms, ratifies and confirms its obligations under the Loan Agreement, including its mortgage, grant, pledge and hypothecation to Agent for the benefit of Agent and each Lender, of the lien on and security interest in, all of its right, title and interest in, all of the Collateral.

7. Confirmation of Representations and Warranties; Liens; No Default. Borrower hereby confirms that (i) all of the representations and warranties set forth in the Debt Documents continue to be true and correct as of the date hereof, except to the extent such representations and warranties by their terms expressly relate only to a prior date (in which case such representations and warranties shall be true and correct as of such prior date); (ii) there are no Defaults or Events of Default that have not been waived or cured other than the Defaults or Events of Default waived pursuant to Section 2 above; (iii) Agent has and shall continue to have valid, enforceable and perfected first-priority liens, subject to Permitted Liens, on and security interests in the Collateral and all other collateral heretofore granted by Borrower to Agent, for the benefit of Agent and each Lender, pursuant to the Debt Documents or otherwise granted to or held by Agent, for the benefit of Agent and each Lender; and (iv) the agreements and obligations of Borrower contained in the Debt Documents and in this Agreement constitute the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights or by the application of general principles of equity; provided, however, with respect to this clause (iv), to the extent that this Agreement is not enforceable against Borrower, the obligations of Agent and the Lenders contained herein with respect to such parties are null and void.

8. No Other Consents or Amendments. The consent and waiver in this Agreement are applicable only to the matters set forth in Section 2 above, and do not constitute a future consent or waiver nor a consent to, or waiver of, anything other than the matters expressly set forth herein including, for the avoidance of doubt, any other transactions involving the sale or issuance of the Series B Preferred Stock. Except as expressly set forth in this Agreement, the Loan Agreement and all other Debt Documents shall remain unchanged and in full force and effect. This Agreement shall be limited precisely and expressly as drafted and shall not be construed as consent to the amendment, restatement, modification, supplementation or waiver of any other terms or provisions of the Loan Agreement or any other Debt Document.

9. Costs and Expenses. Borrower shall be responsible for (i) a consent fee of $1,500.00 and (ii) the reimbursement of all fees and expenses of Agent’s in-house and outside counsel and other out of pocket costs and expenses incurred by Agent and the Lenders in connection with the preparation and negotiation of this Agreement. Such fees, costs and expenses, as limited by the preceding sentence, shall be due and payable upon demand of Agent, and if not paid promptly upon such demand, all such fees, costs and expenses shall become part of the Obligations.

10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

11. Successors/Assigns. This Agreement shall bind, and the rights hereunder shall inure to, the respective successors and assigns of the parties hereto, subject to the provisions of the Debt Documents.

12. Headings. Section headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

13. Counterparts. This Agreement may be executed in counterparts, and such counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by facsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability or binding effect of this Agreement.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Consent and Amendment Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

Syndax Pharmaceuticals, Inc., a Delaware corporation

By:	/s/ Arlene M. Morris
Name:	Arlene M. Morris
Title:	Chief Executive Officer

[Signatures Continue on Following Page]

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AGENT AND LENDER:

General Electric Capital Corporation, a Delaware corporation

By:	/s/ Jacqueline K. Blechinger
Name:	Jacqueline K. Blechinger
Its:	Duly Authorized Signatory

[End of Signature Pages]

S-2

Exhibit A

October 2012 Charter Amendment

Exhibit A

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SYNDAX PHARMACEUTICALS, INC.

Syndax Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

The name of this corporation is Syndax Pharmaceuticals, Inc. This corporation was originally incorporated under the same name, and the original Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on October 11, 2005. An Amended and Restated Certificate of Incorporation of this Corporation was filed with the Secretary of State of the State of Delaware on March 29, 2007, January 22, 2010, August 2, 2010 and December 20, 2011 all under its present name. A Certificate of Amendment to the Certificate of Incorporation of this Corporation was filed with the Secretary of State of the State of Delaware on June 28, 2012.

The text of the Fourth Amended and Restated Certificate of Incorporation, as amended, is hereby amended and restated in its entirety to read as follows:

ARTICLE I

The name of this corporation is Syndax Pharmaceuticals, Inc.

ARTICLE II

The address of this corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, 19808, County of New Castle, Delaware. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which this corporation is authorized to issue is Two Hundred Seventy-Two Million Three Hundred Thousand (272,300,000) shares. One Hundred Fifteen Million One Hundred Fifty Thousand (115,150,000) shares shall be Common Stock with a par value of $0.0001 per share and One Hundred Fifty-Seven Million One Hundred Fifty Thousand (157,150,000) shares shall be Preferred Stock with a par value of $0.001 per share, Seventy-Eight Million (78,000,000) of which shall be designated Series A Preferred Stock (“Series A Preferred Stock”), Seventy-Eight Million (78,000,000) of which shall be designated Series A-1 Preferred Stock (“Series A-1 Preferred Stock” and together with the Series A Preferred Stock, the “Series A/A-1 Preferred Stock”) and One Million One Hundred Fifty Thousand (1,150,000) of which shall be designated Series B Preferred Stock (“Series B Preferred Stock” and

together with the Series A/A-1 Preferred Stock, the “Preferred Stock”). This corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance upon conversion of the Preferred Stock shall not be sufficient to permit conversion of the Preferred Stock. Subject to the provisions herein, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of this corporation representing a majority of the votes represented by all outstanding shares of stock of this corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

ARTICLE V

The relative rights, preferences, privileges and restrictions granted to or imposed upon the respective classes and series of the shares of capital stock or the holders thereof are as follows:

1. Dividend Provisions. Prior and in preference to any declaration or payment of any dividends to the holders of shares of Common Stock, the holders of shares of the Series A Preferred Stock and Series A-1 Preferred Stock shall be entitled to receive dividends, on a pari passu basis, out of any assets legally available therefor (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation), at the rate of eight percent (8%) of the applicable Original Issue Price (as defined herein) per share per annum. Such dividends shall be payable when, as and if declared by the board of directors of this corporation, and shall not be cumulative. In the event that the board of directors of this corporation declares a dividend, the amount of which is insufficient to permit payment of the full aforesaid dividends, such dividends will be paid ratably to each holder in proportion to the dividend amounts to which each holder of Preferred Stock is entitled. After payment of the full amount of the aforesaid dividends, any additional dividends declared shall be distributed to the holders of Common Stock. In addition, holders of shares of Series A Preferred Stock and Series A-1 Preferred Stock shall be entitled to receive, on an as-converted basis, dividends declared and paid to holders of Common Stock. The “Original Issue Price” of each series of the Preferred Stock shall be Ninety-One Cents ($0.91) per share (as adjusted for stock splits, stock dividends, recapitalization and similar events).

2. Liquidation Preference.

(a) Preferred Preference.

(i) In the event of any Liquidating Transaction (as defined below), either voluntarily or involuntarily, the holders of each series of the Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of this corporation (or distribution of consideration in connection with a Liquidating Transaction (defined below)) to the holders of Common Stock, on a pari passu basis, an amount equal to the applicable Original Issue Price per share for each share of Preferred Stock then so held, plus a further amount equal to any dividends declared but unpaid on such shares. All of the preferential amounts to be paid to the holders of the Preferred Stock under this Section 2(a)(i) shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of this corporation to, the holders of the Common Stock in connection with such Liquidating Transaction.

(ii) If, upon such Liquidating Transaction the assets of this corporation are insufficient to provide for the cash payment of the full aforesaid preferential amounts to the holders of the Preferred Stock, such assets as are available shall be distributed ratably among the holders of the Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive.

(iii) After payment has been made to the holders of the Preferred Stock of the full amounts to which they are entitled as provided in Section 2(a)(i) above, the remaining assets of this corporation available for distribution to stockholders shall be distributed pro rata among the holders of Common Stock and Preferred Stock (on an as-converted to Common Stock basis) until the holders of Preferred Stock have received an amount per share, including the amounts to which they are entitled as provided in Section 2(a)(i) above, equal to three (3) multiplied by the Original Issue Price per share of such Preferred Stock, for all of such holders’ shares of Preferred Stock (the “Maximum Participation Amount”); provided, however, that the holders of the Preferred Stock shall be entitled to receive the greater of (x) the Maximum Participation Amount and (y) the amount such holder would have received if all shares of its Preferred Stock had been converted into Common Stock immediately prior to such distribution.

(iv) After payment has been made to the holders of the Preferred Stock in the full amounts to which they are entitled as provided in Sections 2(a)(i) and 2(a)(iii), any remaining assets or property of this corporation shall be distributed on a pro rata basis among the holders of the Common Stock.

(v) If any portion of the consideration payable to the stockholders of this corporation is placed into escrow and/or is payable to the stockholders of this corporation subject to contingencies, the agreement governing such transaction shall provide that (x) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of this corporation in accordance with the liquidation preference order as set forth in this Section 2 as if the Initial Consideration were the only consideration payable in connection with such Liquidating Transaction and (y) any additional consideration which becomes payable to the stockholders of this corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of this corporation in accordance with the liquidation preference order as set forth in this Section 2 after taking into account the previous payment of the Initial Consideration as part of the same transaction.

For purposes of this Section 2, a “Liquidating Transaction” of this corporation shall mean a (i) liquidation, dissolution or winding-up of this corporation, (ii) sale, conveyance, license or other disposition of all or substantially all of the assets, property or business of this corporation, or, (iii) merger or consolidation with or into any other corporation.

(b) Notice of Liquidating Transaction. This corporation shall give each holder of record of Preferred Stock written notice of any impending Liquidating Transaction not later than ten (10) days prior to the stockholders’ meeting called to approve such Liquidating Transaction, or ten (10) days prior to the closing of such Liquidating Transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such Liquidating Transaction. The first of such notices shall describe the material terms and conditions of the impending Liquidating Transaction and the provisions of this Section 2, and this corporation shall thereafter give such holders prompt notice of any material changes. Unless such notice requirements are waived, the Liquidating Transaction shall not take place sooner than ten (10) days after this corporation has given the first notice provided for herein or sooner than ten (10) days after this corporation has given notice of any material changes provided for herein. Notwithstanding the other provisions of this Certificate of Incorporation, all notice periods or requirements in this Certificate of Incorporation applicable to the holders of Preferred Stock may be shortened or waived, either before or after the action for which notice is required, upon the written consent of the holders of at least sixty percent (60%) of the voting power of the outstanding shares of Preferred Stock that are entitled to such notice rights.

(c) Consent for Certain Repurchases. Each holder of an outstanding share of Preferred Stock shall be deemed to have consented, for purposes of Section 160 of the General Corporation Law of the State of Delaware (and, if applicable, Sections 502, 503 and 506 of the California Corporations Code), to distributions made by this corporation in connection with the repurchase of shares of Common Stock issued to or held by employees or consultants upon termination of their employment or services pursuant to agreements providing for the right of said repurchase between this corporation and such persons but only to the extent each distribution equals the original purchase price of such shares being repurchased.

3. Voting Rights.

(a) The Series A Preferred Stock, voting as a separate class, shall be entitled to elect three (3) members of the board of directors (the “Series A Directors”), the Common Stock, voting as a separate class, shall be entitled to elect two (2) members of the board of directors (the “Common Directors”), the holders of a majority of the Common Stock and a majority of the Series A/A-1 Preferred Stock, each voting as a separate class on an as converted basis, shall be entitled to elect one (1) member, and the holders of at least sixty percent (60%) of the Series A/A-1 Preferred Stock and a majority of the Common Stock, each voting as a separate class, shall be entitled to elect any remaining directors.

(b) On all other matters, except as specifically provided herein or as otherwise required by law, holders of the Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to vote, together with the holders of Common Stock, with respect to any matters upon which holders of Common Stock have the right to vote. Except as otherwise provided herein, the holder of each share of Common Stock issued and outstanding shall have one vote and the holder of each share of Preferred Stock shall be entitled to the number of votes equal to the largest number of shares of Common Stock into which such share of Preferred Stock could be converted at the record date for determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with all other shares of stock of this corporation having general voting power and not separately as a class. For purposes of this Section 3, the “voting power of the shares of Preferred Stock” shall mean the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted at the dates provided in the preceding sentence. Fractional votes by the holders of Preferred Stock shall not, however, be permitted and any fractional voting rights shall (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) be rounded to the nearest whole number.

4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Preferred Stock shall be convertible into shares of Common Stock without the payment of any additional consideration by the holder thereof and, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for the Preferred Stock and shall be convertible into the number of fully paid and nonassessable shares of Common Stock which results from dividing the Conversion Price (as hereinafter defined) per share in effect for each series of Preferred Stock at the time of conversion into the per share Conversion Value (as hereinafter defined) of such series. The initial per share Conversion Price of the Series A Preferred Stock shall be Ninety-One Cents ($0.91). The per share Conversion Value of the Series A Preferred Stock shall be Ninety-One Cents ($0.91) (as adjusted for stock splits, stock dividends, recapitalization and similar events relating to the Series A Preferred Stock). The initial per share Conversion Price of the Series A-1 Preferred Stock shall be determined in accordance with Section 4(g) hereof. The per share Conversion Value of the Series A-1 Preferred Stock shall be Ninety One Cents ($0.91) (as adjusted for stock splits, stock dividends, recapitalization and similar events relating to the Series A Preferred Stock and Series A-1 Preferred Stock). The initial per share Conversion Price of the Series B Preferred Stock shall be Ninety-One Cents ($0.91). The per share Conversion Value of the Series B Preferred Stock shall be Ninety-One Cents ($0.91) (as adjusted for stock splits, stock dividends, recapitalization and similar events relating to the Series B Preferred Stock). The initial Conversion Price of the Series A Preferred Stock, the Series A-1 Preferred Stock and the Series B Preferred Stock shall be subject to adjustment from time to time as provided below, subject to the terms of Section 4(g) hereof The number of shares of Common Stock into which a share of Preferred Stock is convertible is hereinafter referred to as the “Conversion Rate” of such series.

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into share(s) of Common Stock at its then effective Conversion Rate of such series of Preferred Stock immediately upon the earlier of (i) the closing of the sale of this corporation’s Common Stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (“Securities Act”), with aggregate offering proceeds to this corporation (before deduction for underwriters’ discounts and expenses relating to the issuance) of at least Fifty Million Dollars ($50,000,000) and a public offering price per share equal to at least three (3) times the Original Issue Price for the Series A Preferred Stock, or (ii) at the election of the holders of at least sixty percent (60%) of the outstanding shares of the Series A/A-1 Preferred Stock voting together as a single class on an as-converted basis.

(c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, the holder shall surrender the certificate(s) therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Preferred Stock and shall give written notice to this corporation at such office that the holder elects to convert the same (except that no such written notice of election to convert shall be necessary in the event of an automatic conversion pursuant to Section 4(b) hereof). This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock certificate(s) for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted (except that in the case of an automatic conversion pursuant to Section 4(b)(i) hereof such conversion shall be deemed to have been made immediately prior to the closing of the offering referred to in Section 4(b)(i)) or in the case of an automatic conversion pursuant to Section 4(b)(ii) hereof, immediately prior to the close of business on the date of the election referred to in Section 4(b)(ii) and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. If the conversion is in connection with an underwritten public offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering such Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event any persons entitled to receive Common Stock upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

(d) Fractional Shares. In lieu of any fractional shares to which the holder of Preferred Stock would otherwise be entitled, this corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of such series of Preferred Stock as determined by the board of directors of this corporation. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock of each holder at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(e) Adjustment of Conversion Price. The Conversion Price of the Series A Preferred Stock (“Series A Conversion Price”) and the Conversion Price of the Series B Preferred Stock (“Series B Conversion Price”) shall each be subject to independent adjustment from time to time as follows:

(i) Definitions. For purposes of this paragraph 4(e), the following definitions shall apply:

(A) “Excluded Stock” shall mean:

(1) all shares of Common Stock issued or deemed issued to officers, directors, consultants or employees of this corporation, pursuant to a stock option plan or other agreement approved by a majority of the board of directors of this corporation;

(2) all shares of Common Stock issued or deemed issued in connection with research and development partnerships, licensing, corporate partnering, collaborative arrangements or similar transactions approved by the holders of at least sixty percent (60%) of the outstanding Preferred Stock;

(3) all securities issued pursuant to dividends or distributions on the Preferred Stock;

(4) securities to financial institutions or lessors issued in connection with commercial credit arrangements, equipment financings, commercial property lease transactions, or similar transactions approved by a majority of the board of directors of this corporation;

(5) capital stock issued in connection with bona fide acquisitions, mergers, consolidations or similar business combinations, provided that such issuance has been approved by the holders of at least sixty percent (60%) of the outstanding Preferred Stock;

(6) Common Stock issuable upon conversion of the Preferred Stock;

(7) Series A-1 Preferred Stock issued upon conversion of the Series A Preferred Stock;

(8) Series B Preferred Stock issued upon conversion of notes issued by this corporation pursuant to that certain Note Purchase Agreement, by and among this corporation and certain other parties, dated on or about even date herewith (the “2012 Note Purchase Agreement”), which notes do not represent debt in excess of $750,000 in the aggregate;

(8) (i) warrants to purchase Series A Preferred Stock (the “Series A Warrants”) issued in connection with the Purchase Agreement (as defined below) and (ii) warrants to purchase Common Stock issued pursuant to (a) that certain Note and Warrant Purchase Agreement dated August 3, 2010, by and among this corporation and certain other parties as amended from time to time, and (b) that certain Note and Warrant Purchase Agreement dated December 20, 2011, by and among this corporation and certain other parties, as amended from time to time (the “2011 Note and Warrant Purchase Agreement”) (collectively, the “Common Stock Warrants”); and

(9) (i) Series A Preferred Stock issued upon exercise of the Series A Warrants, (ii) Common Stock issued upon exercise of the Common Stock Warrants; and (iii) any shares of this corporation’s capital stock issuable upon conversion of such shares of capital stock.

(B) “Options” means options to purchase or rights to subscribe for Common Stock (other than Excluded Stock).

(C) “Convertible Securities” means securities by their terms directly or indirectly convertible into or exchangeable for Common Stock (other than Excluded Stock) and options to purchase or rights to subscribe for such convertible or exchangeable securities.

(D) “Purchase Rights” means Options and Convertible Securities.

(E) “Dilutive Issuance” means an issuance of Purchase Rights, or Common Stock which is not Excluded Stock, without consideration or for a consideration per share less than the applicable Conversion Price. “Dilutive Issuance” excludes any stock dividend, subdivision or split-up, stock combination, dividend or Transaction described in Sections 4(e)(iv) through (vii) below.

(ii) Adjustment of Conversion Price for Dilutive Issuances of Series A Preferred Stock. If this corporation issues or is deemed to issue any Common Stock in a Dilutive Issuance, the Series A Conversion Price in effect after each such issuance shall be adjusted to a price determined by multiplying the Series A Conversion Price in effect immediately prior to the Dilutive Issuance by a fraction:

(A) the numerator of which shall be (1) the number of shares of Common Stock outstanding and issuable on exercise of all outstanding Options and Convertible Securities immediately prior to the Dilutive Issuance, plus (2) the number of shares of Common Stock that the aggregate consideration, if any, received by this corporation in connection with the Dilutive Issuance would purchase at such Conversion Price, and

(B) the denominator of which shall be (1) the number of shares of Common Stock outstanding and issuable on exercise of all outstanding Options and Convertible Securities immediately prior to the Dilutive Issuance, plus (2) the number of shares of Common Stock issued or deemed issued in the Dilutive Issuance.

(iii) For purposes of any adjustment of the Series A Conversion Price pursuant to clause (ii) above, the following provisions shall be applicable:

(A) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor after deducting any discounts or commissions paid or incurred by this corporation in connection with the issuance and sale thereof

(B) In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined by the board of directors of this corporation, in accordance with generally accepted accounting treatment; provided, however, that if at the time of such determination, this corporation’s Common Stock is traded in the over-the-counter market or on a national or regional securities exchange, such fair market value as determined by the board of directors of this corporation shall not exceed the aggregate “Current Market Price” (as defined below) of the shares of Common Stock being issued.

(C) In the case of the issuance of Purchase Rights in a Dilutive Issuance:

(1) the aggregate maximum number of shares of Common Stock deliverable upon exercise of Options shall be deemed to have been issued at the time such Options were issued and for a consideration equal to the consideration (determined in the manner provided in (iii) (A) and (B) above), if any, received by this corporation upon the issuance of such Options plus the minimum purchase price provided in such Options covered thereby;

(2) the aggregate maximum number of shares of Common Stock deliverable upon conversion or exercise of or exchange for any Convertible Securities shall be deemed to have been issued at the time such Convertible Securities were issued and for a consideration equal to the consideration received by this corporation for any such Convertible Securities (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any; to be received by this corporation upon the conversion or exchange of such Convertible Securities (determined in the manner provided in (iii) (A) and (B) above);

(3) on any change in the number of shares of Common Stock deliverable upon exercise of any such Purchase Rights or on any change in the minimum purchase price of such Purchase Rights, the Series A Conversion Price shall forthwith be readjusted to such Series A Conversion Price as would have been obtained had the adjustment made upon (x) the issuance of such Purchase Rights not exercised, converted or exchanged prior to such change, as the case may be, been made upon the basis of such change or (y) the issuance of options or rights related to such securities not converted or exchanged prior to such change, as the case may be, been made upon the basis of such change; and

(4) on the expiration of any Purchase Rights, the Series A Conversion Price shall forthwith be readjusted to such Series A Conversion Price as would have obtained had the adjustment made upon the issuance of such Purchase Right been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such Purchase Rights.

(iv) If the number of shares of Common Stock outstanding at any time after the date this Certificate of Incorporation is filed with the Secretary of State of the State of Delaware (the “Filing Date”) is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, on the date such payment is made or such change is effective, the applicable Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of any shares of such Preferred Stock shall be increased in proportion to such increase of outstanding shares.

(v) If the number of shares of Common Stock outstanding at any time after the Filing Date is decreased by a combination of the outstanding shares of Common Stock then, on the effective date of such combination, the applicable Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of any shares of Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

(vi) In case this corporation shall declare a cash dividend upon its Common Stock payable otherwise than out of retained earnings or shall distribute to holders of its Common Stock shares of its capital stock (other than Common Stock); stock or other securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights (excluding Purchase Rights), then, in each such case, the holders of shares of Preferred Stock shall, concurrent with the distribution to holders of Common Stock, receive a like distribution based upon the number of shares of Common Stock into which each series of Preferred Stock is convertible.

(vii) In case, at any time after the date hereof, of any capital reorganization, or any reclassification of the stock of this corporation (other than as a result of a stock dividend or subdivision, split-up or combination of shares provided for under Section 4(e)(iv) or (v) above), or the consolidation or merger of this corporation with or into another person (other than a consolidation or merger in which this corporation is the continuing entity and which does not result in any change in the Common Stock), or of the sale or other disposition of all or substantially all the properties and assets of this corporation (“Transaction”), the shares of Preferred Stock shall, after such Transaction, be convertible into the kind and number of shares of stock or other securities or property of this corporation or otherwise to which such holder would have been entitled if immediately prior to such Transaction the holder had converted the holder’s shares of Preferred Stock into Common Stock. The provisions of this clause (vii) shall similarly apply to successive Transactions.

(viii) All calculations under this Section 4 shall be made to the nearest cent or to the nearest 1/100 of a share, as the case may be.

(ix) For the purpose of any computation pursuant to this Section 4(e), the “Current Market Price” at any date of one share of Common Stock, shall be deemed to be the average of the highest reported bid and the lowest reported offer prices on the preceding business day as reported by Nasdaq (or equivalent recognized source of quotations); provided, however, that if the

Common Stock is not traded in such manner that the quotations referred to in this clause (ix) are available for the period required hereunder, Current Market Price shall be determined in good faith by the board of directors of this corporation.

(f) Minimal Adjustments. No adjustment in the Conversion Price need be made if such adjustment would result in a change in the Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in the Conversion Price.

(g) Conversion Price of Series A-1 Preferred Stock. From and after such time as any share of Series A-1 Preferred Stock is issued and outstanding, the Conversion Price for the Series A-1 Preferred Stock shall be the Series A Conversion Price in effect immediately prior to such issuance and shall not thereafter be subject to adjustment pursuant to Section 4(e) hereof.

(h) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this Section 4, this corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which adjustment or readjustment is based. This corporation shall, upon request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Rate at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversions of such holder’s shares of Preferred Stock.

(i) Notices of Record Date. In the event of any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property or to receive any other right, this corporation shall mail to each holder of Preferred Stock at least twenty (20) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution or right, and the amount and character of such dividend, distribution or right.

Reservation of Stock Issuable Upon Conversion. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(k) Notices. Any notice required by the provisions of this Section 4 to be given to the holder of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of this corporation.

5. Special Mandatory Conversions.

(a) At any time following the date upon which any shares of Series A Preferred Stock were first issued, if (i) any holder of shares of Series A Preferred Stock is entitled to exercise the right of first offer (the “Right of First Offer”) as set forth in Section 3.1 of that certain Investors’ Rights Agreement, dated as of March 30, 2007, among this corporation and the holders of the Series A Preferred Stock, as such agreement may from time to time be amended (the “Agreement”), with respect to an equity financing of this corporation in which the purchase price is less than Ninety-One Cents ($0.91) per share (as adjusted for stock splits, stock dividends, recapitalization and similar events) (which shall not include shares of Series A Preferred Stock offered by this corporation at the Subsequent Closing, as that term is defined in the Series A Preferred Stock and Warrant Purchase Agreement, dated on or about January 22, 2010, by and among this corporation and the parties thereto (the “Purchase Agreement”), notes issued pursuant to the 2012 Note Purchase Agreement or shares issued upon conversion of such notes) (an “Equity Financing”), (ii) this corporation has complied with its obligations under the Agreement with respect to the Right of First Offer, (iii) the terms of this Section 5(a) are not waived in writing by the holders of at least sixty percent (60%) of the outstanding shares of Series A Preferred Stock in connection with such Equity Financing and (iv) such holder does not by exercise of such holder’s Right of First Offer acquire the minimum amount of Offered Securities (defined below) to which such holder is entitled pursuant to Section 3.1 of the Agreement or such lesser amount of securities (the “Threshold Amount”) agreed to in writing by this corporation and holders of at least sixty percent (60%) of the outstanding shares of Series A Preferred Stock (excluding for this purpose any shares held by such holder), then all of such holder’s shares of Series A Preferred Stock shall automatically and without further action on the part of such holder be converted into an equivalent number of shares of Series A-1 Preferred Stock effective immediately prior to the consummation of such Equity Financing. “Offered Securities” means the equity securities of this corporation set aside by the board of directors of this corporation for purchase by holders of outstanding shares of Series A Preferred Stock in connection with an Equity Financing, and offered to such holders. For purposes of this Section 5(a), a holder and its Affiliates (as defined in the Agreement) shall, at the election of such holder, be treated as an Investor Group (as defined in the Agreement) and may reallocate the Right of First Offer among themselves as they determine. Notwithstanding the foregoing, to the extent that a holder purchases some securities in an Equity Financing but not an amount equal to the Threshold Amount, only a Pro-rata Portion (as defined below) of such holder’s shares shall be converted into shares of Series A-1 Preferred Stock. “Pro-rata Portion” shall be equal to the percent of such holder’s Threshold Amount the holder does not purchase. The conversion provided for in this Section 5(a) shall not occur in connection with a particular Equity Financing if, pursuant to the written request of this corporation, the Right of First Offer with respect to such Equity Financing is waived in accordance with the terms of the Agreement. Upon conversion pursuant to this Section 5, the shares of Series A Preferred Stock so converted shall be canceled and not subject to reissuance.

(b) At any time following the filing and acceptance of this Amended and Restated Certificate of Incorporation, if any holder of more than one percent (1%) of the outstanding Series A/A-1 Preferred Stock (a “Major Preferred Stockholder”) does not (either individually or through its affiliates) fund any portion of its Required Initial Closing Pro Rata Share (as defined in 2011 Note and Warrant Purchase Agreement) at the Initial Closing (as defined in 2011 Note and Warrant Purchase Agreement) (a “Non-Participating Initial Closing Holder”) pursuant to the 2011 Note and Warrant Purchase Agreement, then a proportionate share of such Non-Participating Initial Closing Holder’s shares of Series A/A-1 Preferred Stock equal to any such deficiency shall automatically and without further action on the part of such Non-Participating Initial Closing Holder be, effective immediately prior to, but subject to, the consummation of the Initial Closing, converted into Common Stock at the then effective Conversion Price for each series of Series A/A-1 Preferred Stock held by such Non-Participating Initial Closing Holder. Upon conversion pursuant to this Section 5(b), the shares of Series A/A-1 Preferred Stock so converted shall be cancelled and not subject to reissuance.

(c) At any time following the filing and acceptance of this Amended and Restated Certificate of Incorporation, if any Major Preferred Stockholder does not (either individually or through its affiliates) fund any portion of its Required Additional Closing Pro Rata Share (as defined in 2011 Note and Warrant Purchase Agreement) at the Additional Closing (as defined in 2011 Note and Warrant Purchase Agreement) (a “Non-Participating Additional Closing Holder”) pursuant to the 2011 Note and Warrant Purchase Agreement, then a proportionate share of such Non-Participating Additional Closing Holder’s shares of Series A/A-1 Preferred Stock equal to any such deficiency shall automatically and without further action on the part of such Non-Participating Additional Closing Holder be, effective immediately prior to, but subject to, the consummation of the Additional Closing, converted into Common Stock at the then effective Conversion Price for each series of Series A/A-1 Preferred Stock held by such Non-Participating Additional Closing Holder. Upon conversion pursuant to this Section 5(c), the shares of Series A/A-1 Preferred Stock so converted shall be cancelled and not subject to reissuance.

(d) The holder of any shares of Series A/A-1 Preferred Stock converted pursuant to Section 5(a), Section 5(b) or Section 5(c) hereof shall deliver to this corporation during regular business hours at the office of any transfer agent of this corporation for such series of Series A/A-1 Preferred Stock, or at such other place as may be designated by this corporation, the certificate or certificates representing the shares so converted, duly endorsed or assigned in blank or to this corporation, or a reasonably acceptable affidavit and indemnity undertaking in the case of a lost, stolen or destroyed certificate. As promptly thereafter as is practicable, this corporation shall issue and deliver to such holder, at the place designated by such holder, a certificate or certificates for the number of full shares of the Series A-1 Preferred Stock or Common Stock to which such holder is entitled pursuant to Section 5(a), Section 5(b) or Section 5(c) hereof, as applicable. The person in whose name the certificate for such shares of Series A1 Preferred Stock or Common Stock, as applicable, is to be issued shall be deemed to have become a stockholder on the effective date of the conversion of the Series A/A-1 Preferred Stock, unless the transfer books of this corporation are closed on that date, in which case such person shall be deemed to have become a stockholder of record on the next succeeding date on which the transfer books are open.

(e) This corporation shall not issue any shares of Series A-1 Preferred Stock except pursuant to and in accordance with this Section 5.

6. Protective Provisions. So long as at least One Million (1,000,000) shares of Series A/A-1 Preferred Stock are outstanding, this corporation shall not (by merger, reclassification or otherwise), without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least sixty percent (60%) of the then outstanding shares of Series A/A-1 Preferred Stock voting as a single class:

(a) amend the Certificate of Incorporation or Bylaws to alter or change the rights, preferences or privileges of the Preferred Stock;

(b) increase or decrease the aggregate number of authorized shares of any class of stock;

(c) increase the number of shares reserved under any stock option plan of this corporation;

(d) create or effect a creation of any new class or series of shares of stock;

(e) effect any (i) Liquidating Transaction or (ii) an agreement for the sale of capital stock such that the stockholders immediately prior to such sale will possess less than fifty percent (50%) of the voting power immediately after such sale;

(f) declare or pay dividends on any capital stock;

(g) execute any action to increase or decrease the number of directors of this corporation;

(h) repurchase or redeem any shares of capital stock except in connection with the repurchase of shares of Common Stock issued to or held by employees or consultants upon termination of their employment or services pursuant to agreements providing for the right of said repurchase between this corporation and such persons but only to the extent each repurchase equals the original purchase price of such shares being repurchased; or

(i) do any act or thing which would result in taxation of the holders of shares of the Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

ARTICLE VI

This corporation is to have perpetual existence.

ARTICLE VII

1. Limitation of Liability. To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or as may hereafter be amended, a director of this corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

2. Indemnification. This corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or his or her testator or intestate is or was a director, officer or employee of this corporation, or any predecessor of this corporation; or serves or served at any other enterprise as a director, officer or employee at the request of this corporation or any predecessor to this corporation.

3. Amendments. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this corporation’s Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII would accrue or arise, prior to such amendment repeal, or adoption of an inconsistent provision.

ARTICLE VIII

The shares of Series A Preferred Stock may not be redeemed by this Corporation. In the event that shares of Preferred Stock shall be converted pursuant to the terms hereof, the shares so converted shall not revert to the status of authorized but unissued shares, but instead shall be canceled and shall not be re-issuable by this corporation.

ARTICLE IX

Holders of stock of any class or series of this corporation shall not be entitled to cumulate their votes for the election of directors or any other matter submitted to a vote of the stockholders.

ARTICLE X

Elections of directors need not be by written ballot unless the Bylaws of this corporation so provide.

ARTICLE XI

This corporation hereby renounces, to the fullest extent permitted by Section 122 (17) of the General Corporation Law of the State of Delaware, any interest or expectancy of this corporation in, or in being offered, an opportunity to participate in, any Series A Business Opportunity. A “Series A Business Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of this corporation who is not an employee of this corporation or any of its subsidiaries, or (ii) any holder of Series A Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of this corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of a Covered Person solely in such Covered Person’s capacity as a director of this corporation. To the fullest extent permitted by law, this corporation hereby waives any claim against a Covered Person, and agrees to indemnify all Covered Persons against any claim, that is based on fiduciary duties, the corporate opportunity doctrine or any other legal theory which could limit any Covered Person from pursuing or engaging in any Series A Business Opportunity.

ARTICLE XII

In furtherance and not in limitation of the powers conferred by statute, the board of directors of this corporation is expressly authorized to make, alter, amend or repeal the Bylaws of this corporation.

ARTICLE XIII

The foregoing amendment and restatement of the Certificate of Incorporation has been duly approved by the board of directors of this corporation.

The foregoing Fifth Amended and Restated Certificate of Incorporation has been duly adopted by this corporation’s Board of Directors and stockholders in accordance with applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware. I further declare under penalty of perjury under the laws of the State of Delaware that the matters set forth in this certificate are true, correct and of my own knowledge.

Dated: October 9, 2012

/s/ Arlene M. Morris
Arlene M. Morris,
Chief Executive Officer

Schedule 1

Perfection Certificate Changes

Schedule 2

PERFECTION CERTIFICATE

(* indicates updates in connection with second term loan)

(**indicates updates in connection with June 2012 extension of bridge financing)

(*** indicates updates in connection with October 2012 note financing)

The undersigned, the Exec Director, Finance of Syndax Pharmaceuticals, Inc., a Delaware corporation (the “Company”), hereby represents and warrants to you on behalf of Company as follows:

1. NAMES OF COMPANY

a. The name of Company as it appears in its current Articles/Certificate of Incorporation as in effect on this date is: Syndax Pharmaceuticals, Inc.

b. The federal employer identification number of Company is: 32-0162505.

c. Company is formed under the laws of the State of Delaware.

d. The organizational identification number of Company issued by its jurisdiction of formation is: 4043376.

e. Company transacts business in the following jurisdictions (list jurisdictions other than jurisdiction of formation): Massachusetts, California, **South Carolina

f. Company is duly qualified to transact business as a foreign entity in the following jurisdictions (list jurisdictions other than jurisdiction of formation): Massachusetts, California, **South Carolina

g. The following is a list of all other names (including fictitious names, d/b/a’s, trade names or similar names and including former legal names) currently used by Company or used within the past five years:

Name	Period of Use
N/A

h. The following are the names of all entities which have been merged into Company during the past five years:

Name of Merged Entity	Year of Merger
N/A

i. The following are the names and addresses of all entities from whom Company has acquired any personal property in a transaction not in the ordinary course of business during the past five years, together with the date of such acquisition and the type of personal property acquired (e.g., equipment, inventory, etc.):

Name	Address	Date of Acquisition	Type of Property
N/A

2. PARENT/SUBSIDIARIES OF THE COMPANY

a. The legal name of each subsidiary and parent of Company is as follows. (A “parent” is an entity owning more than 50% of the outstanding capital stock of Company. A “subsidiary” is an entity, 50% or more of the outstanding capital stock of which is owned by Company.

Name	Jurisdiction	Date of Formation	Subsidiary /Parent	Federal
*Syndax Limited	England and Wales	4-19-2011	Subsidiary	Employer ID No. 7608919

b. The following is a list of all other names (including fictitious names, d/b/a’s, trade names or similar names and including former legal names) currently used by each subsidiary of Company or used during the past five years:

Name	Subsidiary
N/A

c. The following are the names of all corporations which have been merged into a subsidiary of Company during the past five years:

Name	Subsidiary
N/A

d. The following are the names and addresses of all entities from whom each subsidiary of Company has acquired any personal property in a transaction not in the ordinary course of business during the past five years, together with the date of such acquisition and the type of personal property acquired (e.g., equipment, inventory, etc.):

Name	Address	Date of Acquisition	Type of Property	Subsidiary
N/A

3. LOCATIONS OF COMPANY AND ITS SUBSIDIARIES

a. The chief executive offices of Company and its subsidiaries are presently located at the following addresses:

Complete Street and Mailing Address, including County and Zip Code	Company/Subsidiary
460 Totten Pond Rd. Suite 650 Waltham, MA 02451

b. Company’s books and records and those of its subsidiaries are located at the following additional addresses (if different from the above):

Complete Street and Mailing Address, including County and Zip Code	Company/Subsidiary
N/A

c. The following are all the locations where Company and its subsidiaries own, lease, or occupy any real property:

Complete Mailing Address, including County and Zip Code	Lease/Owned	Company/Subsidiary
460 Totten Pond Rd. Suite 650 Waltham, MA 02451	Leased
11260 El Camino Real Suite 220 San Diego, CA 92130 **Lease expired on 3-31-12	Leased

d. The following are all of the locations where Company and its subsidiaries maintain any inventory, equipment, or other property:

Complete Address	Company/Subsidiary
460 Totten Pond Rd. Suite 650 Waltham, MA 02451
11260 El Camino Real Suite 220 San Diego, CA 92130 **Lease expired on 3-31-12

e. The following are the names and addresses of all warehousemen, bailees, or other third parties who have possession of any of Company’s inventory or equipment or any of the inventory or equipment of its subsidiaries:

Name	Complete Street and Mailing Address, including County and Zip Code	Company/Subsidiary
N/A

f. The following is a complete list of all other offices or other facilities (other than those described above) where the Company or its subsidiaries have done business within the United States and Canada in the past 5 years.

Complete Address	Company/Subsidiary
N/A

4. INTELLECTUAL PROPERTY

Please attach a list of all patents, copyrights, trademarks, trade names and service marks registered for or which applications are pending in the name of Company or any of its subsidiaries. Please include the name of such intellectual property, the grant date or application date, as applicable, the registration or application number, as applicable, and the country of such registration or application. Set forth below is a list of all licenses, franchise or other agreements relating to trademarks, patents, copyrights and other know-how to which Company or any subsidiary is a party and that require annual payments in excess of $25,000 individually.

[***Note: Updated docket of Syndax IP as of 10/2/12.]

Serial No. / WSGR ref.	Title	Status
PCT/US08/70635 35611-705.601	Novel Compounds and Methods of Using Them -U.S. – PCT	30-month done

12/670,390 35611-705.831	Novel Compounds and Methods of Using Them -U.S. – National Phase	Published

60/951,422 35611-705.101	Novel Compounds and Methods of Using Them U.S.—Provisional	Expired

PCT/US08/70828 35611-706.601	Novel Compounds and Methods of Using Them -U.S.—PCT	30-month done

60/951,430 35611-706.101	Novel Compounds and Methods of Using Them -U.S.—PCT	Expired

PCT/US08/70827 35611-707.601	Novel Compounds and Methods of Using Them -U.S.—PCT	30-month done

60/951,435 35611-707.101	Novel Compounds and Methods of Using Them -U.S.—Provisional	Expired

Serial No. / WSGR ref.	Title	Status
PCT/US08/70884 35611-708.601	Novel Compounds and Methods of Using Them -U.S. – PCT	30-month done

60/951,433 35611-708.101	Novel Compounds and Methods of Using Them -U.S.—Provisional	Expired

12/670,385 35611-708.831	Novel Compounds and Methods of Using Them -U.S. – National Phase	Published

PCT/US08/79298 35611-709.601	Novel Compounds and Methods of Using Them -U.S.—PCT	30-month done

60/978,955 35611-709.101	Novel Compounds and Methods of Using Them -U.S.—Provisional	Expired

11/861,033 35611-718.501	Histone Deacetylase Inhibitors Sensitize Cancer Cells to Epidermal Growth Factor Inhibitors - U.S.—Continuation-in-Part	Abandoned

11/908,388 35611-718.831	Histone Deacetylase Inhibitors Sensitize Cancer Cells to Epidermal Growth Factor Inhibitors - U.S.—National Phase	Notice of Appeal filed 10/08/11

12/670,053 35611-718.832	Histone Deacetylase Inhibitors Sensitize Cancer Cells to Epidermal Growth Factor Inhibitors - U.S.—National Phase	Pending

2006223086 (AU) 35611-718.681	Histone Deacetylase Inhibitors Sensitize Cancer Cells to Epidermal Growth Factor Inhibitors - Australia -	Pending

PI-0608039-1 (BR) 35611-718.691	Histone Deacetylase Inhibitors Sensitize Cancer Cells to Epidermal Growth Factor Inhibitors - Brazil -	Pending

2,600,845 (CA) 35611-718.701	Histone Deacetylase Inhibitors Sensitize Cancer Cells to Epidermal Growth Factor Inhibitors - Canada -	Pending

0680016308.9 (CN) 35611-718.711	Histone Deacetylase Inhibitors Sensitize Cancer Cells to Epidermal Growth Factor Inhibitors - China -	Pending

Serial No. / WSGR ref.	Title	Status
06738167.3 (EP) 35611-718.611	Histone Deacetylase Inhibitors Sensitize Cancer Cells to Epidermal Growth Factor Inhibitors - Europe -	Published

(NZ) 35611-718.791	Histone Deacetylase Inhibitors Sensitize Cancer Cells to Epidermal Growth Factor Inhibitors - New Zealand -	Pending

0823692.9 (GB) 35611-718.641	Histone Deacetylase Inhibitors Sensitize Cancer Cells to Epidermal Growth Factor Inhibitors - Great Britain -	Pending

08106249.8 (HK) 35611-718.891	Histone Deacetylase Inhibitors Sensitize Cancer Cells to Epidermal Growth Factor Inhibitors - Hong Kong -	Published

(IN) 35611-718.741	Histone Deacetylase Inhibitors Sensitize Cancer Cells to Epidermal Growth Factor Inhibitors - India -	Pending

2008-501062 (JP) 35611-718.761	Histone Deacetylase Inhibitors Sensitize Cancer Cells to Epidermal Growth Factor Inhibitors - Japan -	Published

(KR) 35611-718.771	Histone Deacetylase Inhibitors Sensitize Cancer Cells to Epidermal Growth Factor Inhibitors - Korea -	Pending

(MX) 35611-718.781	Histone Deacetylase Inhibitors Sensitize Cancer Cells to Epidermal Growth Factor Inhibitors - Mexico -	Pending

(SG) 35611-718.821	Histone Deacetylase Inhibitors Sensitize Cancer Cells to Epidermal Growth Factor Inhibitors - Singapore -	Pending

PCT/US06/009078 35611-718.601	Histone Deacetylase Inhibitors Sensitize Cancer Cells to Epidermal Growth Factor Inhibitors - U.S. - PCT	Expired - 30 mo. done

PCT/US08/70924 35611-718.602	Histone Deacetylase Inhibitors Sensitize Cancer Cells to Epidermal Growth Factor Inhibitors - U.S. - PCT	Expired - 30 mo. done

Serial No. / WSGR ref.	Title	Status
2007/08161 (ZA) 35611-718.841	Histone Deacetylase Inhibitors Sensitize Cancer Cells to Epidermal Growth Factor Inhibitors - South Africa -	Published

Matter 719 being shadowed by WSGR

60/538,682	Gefitinib Sensitivity-Related Gene Expression and Products and Methods Related Thereto - U.S. -Provisional	Expired

11/781,946 (US) 35611-719.501	Gefitinib Sensitivity-Related Gene Expression and Products and Methods Related Thereto - U.S. - Continuation-in-Part	Abandoned

10/587,052 (US) 35611-719.831	Gefitinib Sensitivity-Related Gene Expression and Products and Methods Related Thereto - U.S. - National Phase	Issued 8,017,321

12/670,052 (US) 35611-719.832	Gefitinib Sensitivity-Related Gene Expression and Products and Methods Related Thereto -U.S. – National Phase	Pending

PCT/US05/02325 35611-719.601	Gefitinib Sensitivity-Related Gene Expression and Products and Methods Related Thereto - U.S. -PCT	Expired - 30 mo. done

PCT/US08/70930 35611-719.602	Gefitinib Sensitivity-Related Gene Expression and Products and Methods Related Thereto - U.S. -PCT	Expired - 30 mo. done

60/983,671 35611-720.101	Novel Compounds and Methods of Using Them -U.S. - Provisional	Expired

61/034,859 35611-722.101	Novel Compounds and Methods of Using Them -U.S. - Provisional	Expired

Serial No. / WSGR ref.	Title	Status
60/989,053 35611-727.101	Administration of Selective HDAC Inhibitors -U.S. - Provisional	Expired

PCT/US08/83926 35611-728.601	Combinations of HDAC Inhibitors and Proteasome Inhibitors -U.S. - PCT	30-month done

60/989,063 35611-728.101	Combinations of HDAC Inhibitors and Proteasome Inhibitors -U.S. - Provisional	Expired

12/273,350 35611-728.201	Combinations of HDAC Inhibitors and Proteasome Inhibitors -U.S. - Utility	Pending

60/989,082 35611-733.101	Administration of an Inhibitor of HDAC - U.S. - Provisional	Expired

12/743,557 (US) 35611-733.831	Administration of an Inhibitor of HDAC - U.S. – National Phase	Pending

PCT/US08/84009 35611-733.601	Administration of an Inhibitor of HDAC -U.S. - PCT	30-month done

60/983,892 35611-736.101	Administration of an Inhibitor of HDAC - MS-275 - U.S. - Provisional	Expired

12/260,883 (US) 35611-736.201	Administration of an Inhibitor of HDAC - MS-275 - U.S. filed	Published

PCT/US08/81625 35611-736.601	Administration of an Inhibitor of HDAC - MS-275 - U.S. filed	Published

Serial No. / WSGR ref.	Title	Status
60/865,357 35611-737.101	Combination of ER+ Ligands and Histone Deacetylase Inhibitors for the Treatment of Cancer - U.S. - Provisional	Expired

11/938,130 (US) 35611-737.201	Combination of ER+ Ligands and Histone Deacetylase Inhibitors for the Treatment of Cancer - U.S. - Utility	Abandoned

PCT/US07/84355 35611-737.601	Combination of ER+ Ligands and Histone Deacetylase Inhibitors for the Treatment of Cancer - U.S. - PCT	30-month done

2,669,675 (CA) 35611-737.701	Combination of ER+ Ligands and Histone Deacetylase Inhibitors for the Treatment of Cancer -Canada-	Pending

0780049571.2 (CN) 35611-737.711	Combination of ER+ Ligands and Histone Deacetylase Inhibitors for the Treatment of Cancer -China-	Published

07854611.6 (EP) 35611-737.611	Combination of ER+ Ligands and Histone Deacetylase Inhibitors for the Treatment of Cancer -Europe-	Published

2009-563526 (JP) 35611-737.761	Combination of ER+ Ligands and Histone Deacetylase Inhibitors for the Treatment of Cancer -Japan-	Published

61/043,055 35611-738.101	Administration of an inhibitor of HDAC and an HMT inhibitor -U.S. – Provisional	Expired

PCT/US09/39529 35611-738.601	Administration of an Inhibitor of HDAC and an HMT Inhibitor U.S. - PCT	Published

60/988,277 35611-740.101	Combination of HDAC Inhibitors and Cytokines/Growth Factors -U.S. – Provisional	Expired

61/016,963 35611-740.102	Combination of HDAC Inhibitors and Cytokines/Growth Factors -U.S. - Provisional	Expired

Serial No. / WSGR ref.	Title	Status
PCT/US07/84836 35611-740.601	Combination of HDAC Inhibitors and Cytokines/Growth Factors -U.S. - PCT	Pending

Matters being shadowed by WSGR

60/942,452 35611-741.101	HDAC Inhibitors and Hormone Targeted Drugs for the Treatment of Hormone Resistant Cancer - U.S. - Provisional	Expired

61/013,570 35611-741.102	HDAC Inhibitors and Hormone Targeted Drugs for the Treatment of Hormone Resistant Cancer - U.S. - Provisional	Expired

12/134,717 35611-741.201	HDAC Inhibitors and Hormone Targeted Drugs for the Treatment of Hormone Resistant Cancer - U.S. - Utility	Issued as US 8,110,550

PCT/US08/66156 35611-741.601	HDAC Inhibitors and Hormone Targeted Drugs for the Treatment of Hormone Resistant Cancer - U.S. - PCT	Expired - 30 mo. done

08770366.6 (EP) 35611-741.611	HDAC Inhibitors and Hormone Targeted Drugs for the Treatment of Hormone Resistant Cancer - Europe -	Pending

GB2454118 (GB) 35611-741.641	HDAC Inhibitors and Hormone Targeted Drugs for the Treatment of Hormone Resistant Cancer - Great Britain -	Granted

61/043,342 35611-742.101	Administration of an Inhibitor of HDAC, an Inhibitor of Her-2, and a Selective Estrogen Receptor Modulator - U.S. - Provisional	Expired

PCT/US09/39824 35611-742.601	Administration of an Inhibitor of HDAC, an Inhibitor of Her-2, and a Selective Estrogen Receptor Modulator - U.S. - PCT	Expired - 30 mo. done

2,725,390 35611-742.701	Administration of an Inhibitor of HDAC, an Inhibitor of Her-2, and a Selective Estrogen Receptor Modulator -Canada-	Pending

12/936,887 35611-742.831	Administration of an Inhibitor of HDAC, an Inhibitor of Her-2, and a Selective Estrogen Receptor Modulator -U.S. – National Phase	Pending

Serial No. / WSGR ref.	Title	Status
61/140,036 35611-745.101	Administration of HDAC Inhibitor and an Insulin-Like Growth Factor-1 Receptor Inhibitor - U.S. - Provisional	Expired

61/351,789 35611-758.101	Prodrugs of Azacitidine 5’-Phosphate -U.S. – Provisional – converted to 35611-758.601	Expired

61/351,797 35611-758.102	Prodrugs of Azacitidine 5’-Phosphate -U.S. – Provisional – not converted	Expired

61/492,275 35611-758.103	Prodrugs of Azacitidine 5’-Phosphate -U.S. – Provisional—converted to 35611-770.601	Expired

PCT/US2011/38961 35611-758.601	Prodrugs of Azacitidine 5’-Phosphate PCT – based on 35611-758.101	Pending

61/476,227 35611-760.101	Solid State Forms of N-(2-Aminophenyl)-4-[N-(pyridine-3-yl)- methoxycarbonylaminomethyl]-benzamide -U.S. – Provisional	Expired

61/482,573 35611-761.101	Pharmacokinetics of Solid State Forms of N-(2-Aminophenyl)-4-[N-(pyridine-3-yl)- methoxycarbonylaminomethyl]-benzamide -U.S. – Provisional	Expired

61/530,873 35611-762.101	Methods for the Treatment of Breast Cancer -U.S. - Provisional	Expired

61/532,534 35611-762.102	Methods for the Treatment of Breast Cancer (with Acetylation data) -U.S. - Provisional	Expired

61/628,999 35611-762.103	Methods for the Treatment of Breast Cancer -U.S. - Provisional	Pending

Serial No. / WSGR ref.	Title	Status
61/568,110 35611-762.104	Methods for the Treatment of Breast Cancer -U.S. - Provisional	Pending

PCT/US2012/053551 35611-762.601	Methods for the Treatment of Breast Cancer PCT – based on 35611-762.101-104	Pending

61/569,135 35611-763.101	Methods for the Treatment of Lung Cancer -U.S. - Provisional	Pending

PCT/US2012/039685 35611-770.601	Prodrugs of Azacitidine 5’-Phosphate PCT – based on 35611-758.103	Pending

Trademark	Jurisdiction	Application or Registration No.	Date of Filing
SYNDAX	United States	85/124,983	09/08/2010

5. INVESTMENT PROPERTY; INSTRUMENTS; ACCOUNTS

a. The following is a complete list of all stocks, bonds, debentures, notes, commodity contracts and other securities owned by Company and any subsidiary:

Name of Issuer	Description and Value of Security	Company/Subsidiary
None other than in State Street Bank investment account (see below)

b. The following are all financial institutions at which Company and its subsidiaries maintain deposit accounts:

Bank Name	Account Number	Branch Address	Company/ Subsidiary	Purpose of Account
Silicon Valley Bank		Santa Clara, CA		Operating
Silicon Valley Bank		Santa Clara, CA		Waltham, MA lease security deposit
American Express Bank		Salt Lake City, UT		Corp credit card collateral

c. The following are all financial institutions at which Company and its subsidiaries maintain securities accounts:

Bank or Brokerage			Company/
Name	Account Number	Branch Address	Subsidiary	Purpose of Account
State Street Bank		Boston, MA		Investment

d. Does or is it contemplated that Company will regularly receive letters of credit from customers or other third parties to secure payments of sums owed to Company? The following is a list of letters of credit naming Company as “beneficiary” thereunder:

LC Number	Name of LC Issuer	LC Applicant
N/A

6. INDEBTEDNESS

Set forth below is a list and attached hereto are copies of, all agreements, promissory notes, indentures and other documents relating to any indebtedness of Company and its subsidiaries, including without limitation loan agreements, note indentures, letters of credit, reimbursement agreements, mortgages and guaranties of the indebtedness of others.

$6M secured promissory note financing 8/3/2010 with Series A investors	**$6M secured promissory note financing as two term loans 3/30/11 & 9/30/11 with General Electric Capital Corp	**Approximately $5.7M secured promissory note financing as three tranches on 12/20/11, 12/28/11 & 4/2/12 with Series A and certain common investors and General Electric Capital Corp; additional $3M to be borrowed from existing note holders on or about 6/26/12
***$750K secured promissory note financing to be borrowed from existing note holders on or about 10/5/2012

7. ENCUMBRANCES

Company’s and its subsidiaries’ property are subject to the following liens or encumbrances:

Name of Holder of Lien/Encumbrance	Description of Property Encumbered	Company/Subsidiary
N/A

8. MATERIAL AGREEMENTS

Set forth below is a list of, and attached hereto, are copies of, all Material Agreements. “Material Agreement” means (i) any agreement relating to subordinated indebtedness of the Company, (ii) any agreement or contract to which the Company is a party and involving the receipt or payment of amounts in the aggregate exceeding $100,000 per year and (iii) any agreement or contract to which the Company is a party the termination of which could reasonably be expected to have a material adverse effect on the operations, business, assets, properties, or condition (financial or otherwise) of the Company.

SDX-001_Bayer_Schering_License

SDX-019_Cruickshank_Consulting_Agreement

SDX-134_Bayer_Schering_AG_Manufacture_Supply_Agr

SDX-356_Consulting_Podlesak

SDX-504_Nextrials_Amendment_No1_to_Project_Contract_No5

SDX-505_Nextrials_Amendment_No2_to_Project_Contract_No1

SDX-528_McBride_Consulting_Agreement

SDX-532_TottenPond_First_Amendment_Lease

090701_SDX-242_Consulting_Millman.pdf

N-080208_SDX-184_Waltham_Lease.pdf

N-080313_SDX-156_Nextrials_Project_No1_0301

N-081120_SDX-293_Nextrials_Project_No5_0501

080313_SDX-151_Nextrials_MSA.pdf

*	110204_SDX-529_Edgar_Consulting_Agreement.pdf
*	110518_SDX-595_SAJE_Consulting_Agreement.pdf
*	110512_SDX-601_Xcenda_MSA.pdf
*	110906_SDX-624_JPMorgan_Engagement_Letter.pdf
**	110301_SDX-664_Consulting1.2_Alba_McCulloch
**	111107_SDX-296_MSA1.0_PII
**	111128_SDX-634_MTA1.0_PII
**	120222_SDX-655_MSA1.1_PII
**	111109_SDX-635_SRA1.0_Discovery_Labware
**	111117_SDX-496_SRA1.0_BD_Biosciences_Quote
**	111117_SDX-527_SRA2.0_BD_Biosciences_Quote
**	111117_SDX-631_SRA3.0_BD_Biosciences_Quote
**	111117_SDX-632_SRA4.0_BD_Biosciences_Quote

**	111117_SDX-633_SRA5.0_BD_Biosciences_Quote
**	120130_SDX-652_SRA6.0_BD_Biosciences_Quote
**	120329_SDX-680_SRA7.0_BD_Biosciences_Quote
**	111109_SDX-636_Lease1.2_TottenPond_Waltham
**	120331_SDX-686_Lease1.3_TottenPond_Waltham
**	120123_SDX-650_Engagement_Letter1.0_Deloitte_2011_Audit
**	120222_SDX-656_Engagement_Letter1.0_Deloitte_2011_Tax
**	120202_SDX-654_Nextrials_WO_6_0110
**	120323_SDX-677_Nextrials_WO_6_CO_1
**	120404_SDX_681_Consulting1.0_Danforth_Advisors
**	120412_SDX-682_CTA7.0_SCRI_Tennessee_Oncology_Burris_0110
**	120426_SDX-691_CTA8.0_SCRI_Florida_Cancer_Patel_0110
***	120615_SDX-695_MSA1.0_eResearchTechnology.pdf

Master Service Agreement with vendor performing centralized ECG for 110 study

***	120615_SDX-696_MSA1.1_eResearchTechnology_WO1.pdf

Work Order associated with MSA with vendor performing centralized ECG for 110 study

***	120718_SDX-701_Bayer_CMC_Manufacture_Supply_Agr_Termination_Letter.pdf

Termination of Bayer Supply Agreement as part of tech transfer to PII for CMC

***	120801_SDX-702_Consulting1.3_Alba_McCulloch.pdf

Conversion of retained consulting to fee-for-service – Bill McCulloch CMO

***	120716_SDX-703_Consulting3.0_Development_and_Strategic_Peterson.pdf

Conversion of retained consulting to fee-for-service – Caryn Peterson VP Regulatory

***	120905_SDX-712_MSA1.2_PII_CO1.pdf

Change Order connected to MSA with PII, CMC Contract Mfg Organization

***	120630_SDX-715_Lease1.4_TottenPond_Waltham.pdf Extension of Waltham lease for period 7/1-9/30

9. LITIGATION; COMMERCIAL TORT CLAIMS

a. The following is a complete list of pending and threatened litigation or claims involving amounts claimed against Company in an indefinite amount or in excess of $50,000 in each case: None

b. The following are the only claims (including, without limitation, commercial tort claims) which Company has against others (other than claims on accounts receivable), which Company is asserting or intends to assert, and in which the potential recovery exceeds $50,000: None

10. TAXES

The following tax assessments are currently outstanding and unpaid:

Assessing Authority	Amount and Description
None

11. INSURANCE BROKER

The following broker handles Company’s property insurance:

Broker	Contact	Telephone	Fax	Email
William Gallagher	Mike Kearney

12. HEALTHCARE MATTERS

a. The following is a description of any circumstances where Company or any of its subsidiaries has not maintained in all material respects all records required to be maintained by the Joint Commission on Accreditation of Healthcare Organizations, the Food and Drug Administration, Drug Enforcement Agency and State Boards of Pharmacy, as required by applicable healthcare laws: None

b. The following is a description of any facts and circumstances where the facilities or licensed employees and contractors of the Company (or any of its subsidiaries), in their respective duties on behalf of the Company or such subsidiary, are not in compliance with any applicable healthcare laws or, to the knowledge of Company or any subsidiary, any presently existing circumstances which would result or likely would result in material violations of such healthcare laws, including all federal, state or local laws, rules, regulations governing or regulating the provision of, or payment for, medical services, or the sale of medical supplies: None

13. FDA AND RELATED REGULATORY MATTERS

a. The following is a list of all products designed, manufactured, distributed and/or sold by or for the Company or any of its subsidiaries that are subject to Regulatory Review and Approval by the U.S. Food and Drug Administration (“FDA”): entinostat (MS-275)

b. The following is a complete description of any FDA protocols applicable to products designed, produced, sold or distributed by the Company or its subsidiaries:

SYNDAX Protocol SNDX-275-0301 (Active not recruiting)

A Phase 2, Randomized, Double-Blind, Multicenter Study of Exemestane With and Without SNDX-275 in Postmenopausal Women with Locally Recurrent or Metastatic Estrogen Receptor-Positive Breast Cancer, Progressing on Treatment with a Non-Steroidal Aromatase Inhibitor

SYNDAX Protocol SNDX-275-0501 (Active)

A Phase 2 Multi-Center Study of Entinostat (SNDX-275) in Patients with Relapsed or Refractory Hodgkin’s Lymphoma

SYNDAX Protocol SNDX-275-0303 (Completed)

A Phase 2, Multicenter Study of the Effect of the Addition of SNDX-275 to Continued Aromatase (AI) Inhibitor Therapy in Postmenopausal Women with ER+ Breast Cancer Whose Disease is Progressing

SYNDAX Protocol SNDX-275-0401 (Completed)

A Randomized, Placebo-controlled, Double-blind, Multicenter Phase 2 Study with a Lead in Phase of Erlotinib With or Without SNDX-275 in Patients with Non-small Cell Lung Carcinoma After Failure In Up to Two Prior Chemotherapeutic Regimens for Advanced Disease

SYNDAX Protocol SNDX-275-0001 (Active)

A Multicenter, Open-Label, Continuation Study Evaluating SNDX-275 either as a Monotherapy or in a Combination Regimen for Patients Who Benefited from this Regimen in a Prior SNDX-275 Study and Wish to Continue Treatment

SYNDAX Protocol SNDX-275-0403 (Completed)

A Phase 2 Exploratory Study of Erlotinib and SNDX-275 in Patients With Non-small Cell Lung Carcinoma Who Are Progressing on Erlotinib

**SYNDAX Protocol SNDX-275-0110 (Active)

A Phase 1 Study to Assess the Food Effect on the Pharmacokinetics of Entinostat in Postmenopausal Women with Locally Recurrent or Metastatic ER+ Breast Cancer and Men and Women with Progressive Non-Small Cell Lung Cancer

The following are the completed studies sponsored and conducted by Bayer (Berlex) prior to Syndax licensing the drug:

306121: Ph I Study of MS-275, in Refractory Solid Tumors and Lymphomas

309100: Ph 2 study of MS-275, comparing 2 dosage schedules in patients with metastatic melanoma

The following are the currently active studies sponsored and conducted by the NCI under a Cooperative Research and Development agreement:

NCI 8597 Entinostat and Anastrozole in Treating Postmenopausal Women With Triple-Negative Breast Cancer That Can Be Removed by Surgery

ECOG 1905 Azacitidine With or Without Entinostat in Treating Patients With Myelodysplastic Syndromes, Chronic Myelomonocytic Leukemia, or Acute Myeloid Leukemia

NCI 7870 Interleukin 2, Aldesleukin and Entinostat for Kidney Cancer

NCI 8311 Trial of Adjuvant Combined Epigenetic Therapy With 5-azacitidine and Entinostat in Resected Stage I Non-small Cell Lung Cancer Versus Standard Care

NCI 8298 Entinostat and Clofarabine in Treating Patients With Newly Diagnosed, Relapsed, or Refractory Poor-Risk Acute Lymphoblastic Leukemia or Bilineage/Biphenotypic Leukemia

NCI 8341Azacitidine and Entinostat in Treating Patients With Metastatic Colorectal Cancer

NCI 8272 Entinostat and Sorafenib Tosylate in Treating Patients With Advanced or Metastatic Solid Tumors or Refractory or Relapsed Acute Myeloid Leukemia

NCI 7759 Azacitidine and MS-275 in Treating Patients With Recurrent Advanced Non-Small Cell Lung Cancer

*	NCI 8822: Phase II Study of 5-Azacitidine and Entinostat (SNDX-275) in Patients with Advanced Breast Cancer

The following are the completed studies sponsored and conducted by the NCI under a Cooperative Research and Development agreement:

*	NCI 8871: Phase I/II Study of Entinostat and Lapatinib in Patients with Her2-Positive Metastatic Breast Cancer in Whom Lapatinib or Trastuzumab has Failed

NCI 6591 MS-275 and Azacitidine in Treating Patients With Myelodysplastic Syndromes, Chronic Myelomonocytic Leukemia, or Acute Myeloid Leukemia

NCI 2791: Ph 1 Clinical—Laboratory Study of MS-275 in Adults with Refractory and Relapsed Hematologic Malignancies

NCI 2792: Ph 1 Study of MS-275 in Refractory Solid Tumors and Lymphomas

NCI 6798: Phase I Study of MS-275 in Combination with 13-Cis-Retinoic Acid in Metastatic Progressive Cancer

*	NCI 8265: Phase I/II Study of SNDX-275 in combination with Imatinib for Relapsed/Refractory Ph+ ALL (administratively completed April 2012 due to low accrual)

***	NCI 7605: A Phase 2 Study of MS-275 in combination with Sargramostim in MDS or relapsed and refractory myeloid malignancies.

The following is a currently active Investigator Sponsored Study (IST)

***	IST J1093 A Trial to Evaluate Two Schedules of MS275 in Combination With 5AC in Elderly Patients With Acute Myeloid Leukemia (AML)

c. The following is a description of any pending or threatened federal (DOJ, FDA, FTC, or other entity) or state or foreign government civil or criminal legal actions including, but not limited to, consent decrees, injunctions, product seizures, civil penalties, untitled letters, Warning Letters, and import detentions within the past five years, and attached hereto are copies of all related documentation and a summary of any investigative inquiries received from any government entity within the past five years related to products or regulatory compliance, including current status of inquiry: None

d. The following is a description of all information, analysis, status, and plans to evaluate any emerging or pending safety issue (including product-specific or relevant class): None

e. The following is a description of any of the following that has occurred during the past five years: (i) all sites inspected by FDA, including dates, location, and outcome of inspection; (ii) all FDA Establishment Inspection Reports (“EIRs”) and all related correspondence and documentation, including Company’s written responses and documentation of corrective actions; (iii) all FDA Form 483s and all related correspondence and documentation, including Company’s written responses and documentation of corrective actions; and (iv) all site inspections by state or local regulatory authorities related to drug or medical device products: None

f. The following is a description of (and attached hereto are copies of) all federal, state, local and foreign governmental, quasi-governmental or regulatory permits, licenses, consents, approvals, clearances, authorizations, registrations, filings and entitlements (including import/export licenses/certificates) regarding organization, regulated products and current and future projects or services (please indicate on the list the expiration date, if any, of the items and any requirements for new applications or notifications):

020712 FDA review of IND

61198e-p8265 PI

070605_S0033_GC_Transfer_of_IND

070606_S0034_GC_Acceptance_of_IND

090624_NEC_Approval

090811_SUKL_CTA_Approval

090929_OGYI_Approval

091012_MOH_Approval

091020_OGYI_Approval

100928_SYNDX275_Letter_Auth_HU_Applicant_PC

g. The following is a description of (and attached hereto are copies of) any documentation regarding the potential failure of the Company or any of its subsidiaries to manufacture in accordance with FDA’s cGMP requirements (or the foreign counterpart of any of these requirements), including internal and third-party audit reports and related documentation: None

h. The following is a description of all current clinical investigations sponsored by the Company or its subsidiaries, including a list of all study protocols, study sites, and clinical investigators involved at each site and any documentation suggesting that such clinical trials are not being conducted in accordance with applicable FDA requirements:

SYNDAX Protocol SNDX-275-0301 (Active not recruiting)

A Phase 2, Randomized, Double-Blind, Multicenter Study of Exemestane With and Without SNDX-275 in Postmenopausal Women with Locally Recurrent or Metastatic Estrogen Receptor-Positive Breast Cancer, Progressing on Treatment with a Non-Steroidal Aromatase Inhibitor

Institution	Investigator	City	State	Country
Univ of Colorado	Borges	Aurora	CO	USA
Moores UCSD Cancer Center	Helsten	La Jolla	CA	USA
University of Southern Florida-Moffitt	Ismail-Khan	Tampa	FL	USA
Scripps Health	Kroener	La Jolla	CA	USA
Carolinas Healthcare System Clinical Trials	Limentani	Charlotte	NC	USA
Indiana University	Miller	Indianapolis	IN	USA
University of Maryland Greenebaum Cancer Center	Tkaczuk	Baltimore	MD	USA
Chattanooga Oncology Hematology Associates (SCRI site)	Daniel	Chattanooga	TN	USA
California Cancer Care, Inc	Eisenberg	Greenbrae	CA	USA
Florida Cancer Specialists (SCRI site)	Eakle	Fort Myers	FL	USA
Virginia Cancer Institute (SCRI Site)	Hagan	Richmond	VA	USA
Wake Forest University	Lawrence	Winston-Salem	NC	USA
Medical College of Georgia	May	Augusta	GA	USA
Oncology Hematology Care	Ward	Cincinnati	OH	USA
Sarah Cannon Cancer Center	Yardley	Nashville	TN	USA
RSM Durham Regional Cancer Centre	Chang	Oshawa	Ontario	Canada
St. Joseph’s Health Center	Blondal	Toronto	Ontario	Canada
Kansas City Cancer Center	Pendergrass	Kansas City	MO	USA
Hematology Oncology Associates	Sirpal	Fort Worth	FL	USA
Palm Beach Cancer Institute	Gersten	West Palm Beach	FL	USA
South Carolina Oncology Associates, PA	Kudrik	Columbia	SC	US
Clearview Cancer Institute	Schreeder
Hartford Hospital	Alekshun	Hartford	CT	USA
Memorial Hospital	Perez	Hollywood	FL	USA
Rocky Mountain Cancer Center	Paul	Denver	CO	USA
Cancer Centers of the Carolinas	Edenfield	Greenville	SC	US
Cancer Care & Hematology Specialists of Chicagoland	Klein	Niles	IL	US
Longview Cancer Center	Koya	Longview	TX	US

South Texas Cancer Center	Marek	McAllen	TX	US
Hematology-Oncology Associates of Northern New Jersey	Papish	Morristown	NJ	US
Columbia Basin Hematology and Oncology	Rado	Kennewick	WA	US
Hematology Oncology Associates	Roberts	Phoenix	AZ	US
Puget Sound Cancer Center	Tolman	Seattle	WA	US
Allison Cancer Center	Watkins	Midland	TX	US
Fakultní nemocnice Královské Vinohrady	Brychta	Prague 10		Czech Republic
Fakultni nemocnice Olomouc	Melichar	Olomouc		Czech Republic
Všeobecná Fakultní nemocnice v Praze	Petruzelka	Prague 2		Czech Republic
Radiologicke centrum Multiscan, s.r.o.	Vanasek	Pardubice		Czech Republic
Semmelweis Egyetem	Kocsis	Budapest		Hungary
Fővárosi Önkormányzat Uzsoki Utcai Kórháza	Landherr	Budapest		Hungary
Borsod-Abaus Zemplen Megyei Kórház és Egyetemi Oktatókórház	Marazi	Miskolc		Hungary
Állami Egészségügyi Központ	Papai	Budapest		Hungary
Clinfan Kft. TMÖK Balassa János Kórház	Salamon	Szekszárd	Tolna	Hungary
Kenézy Kórház Kft.	Toth	Debrecen		Hungary
Arkhangelsk Regional Clinical Oncology Dispensary	Lebedeva, Dr.	Arkhangelsk		Russia
Blokhin Russian Oncology Research Center of Russian Academy of Medical Sciences	Lichinitser, Professor	Moscow		Russia
Blokhin Russian Oncology Research Center of Russian Academy of Medical Sciences	Stenina, Dr.	Moscow		Russia
Leningrad Regional Oncology Dispensary	Roman, Dr.	Saint-Petersburg		Russia
Stavropol Territory Clinical Oncology Dispensary	Kovalenko, Dr.	Stavropol		Russia
Russian Research Centre of Radiology and Surgery technologies of Rosmedtechnology	Korytova, Professor	Saint-Petersburg		Russia
Murmansk Regional Clinical Oncology Dispensary	Ovchinnikova, Dr.	Murmansk		Russia

SYNDAX Protocol SNDX-275-0501 (Active)

A Phase 2 Multi-Center Study of Entinostat (SNDX-275) in Patients with Relapsed or Refractory Hodgkin’s Lymphoma

Institution	Investigator	Address
M.D. Anderson Cancer Center	Younes	1515 Holcombe Blvd, Unit 429 Houston, TX 77030-4009

Roswell Park Cancer Institute	Hernandez	Elm and Carlton Streets Buffalo, NY 14263

University of Nebraska Medical Center	Bociek	987680 Nebraska Medical Center Omaha, NE 68198

JHU	Kasamon	Johns Hopkins CRB 388, 1650 Orleans Street Baltimore, MD 21231

Tower Cancer Research Foundation	Lee	Tower Cancer Research Foundation 9090 Wilshire Blvd., Suite 200 Beverly Hills CA 90211-1850

University of Colorado Cancer Center	Gore	Mail Stop 8302 PO Box 6511 Aurora CO 80045

SYNDAX Protocol SNDX-275-0001 (Active)

A Multicenter, Open-Label, Continuation Study Evaluating SNDX-275 either as a Monotherapy or in a Combination Regimen for Patients Who Benefited from this Regimen in a Prior SNDX-275 Study and Wish to Continue Treatment

Institution	PI
University of Colorado Health Sciences Center Anschutz Cancer Pavillion 1665 N. Ursula Street Room 3200, Mail Stop F7010 Aurora, CO 80045	Lia Gore, MD

**SYNDAX Protocol SNDX-275-0110 (Active)

A Phase 1 Study to Assess the Food Effect on the Pharmacokinetics of Entinostat in Postmenopausal Women with Locally Recurrent or Metastatic ER+ Breast Cancer and Men and Women with Progressive Non-Small Cell Lung Cancer

Institution	Investigator	Address
Sarah Cannon Research Institute	Burris	250 25th Avenue, North, Suite 110, Nashville, TN 37203

Sarah Cannon Research Institute	Patel	Florida Cancer Specialists, P.L., 600 North Cattleman Road, Suite 200, Sarasota, FL 34232 Peggy and Charles Stephenson Cancer Center
*** Sarah Cannon Research Institute	Kurkijian	800 NE 10th Street, 5th Floor Oklahoma City, OK 73104

i. The following is a description of (and attached hereto are copies of) a representative sample of advertising and promotional materials for currently marketed products, including patient brochures, print advertisements, and broadcast advertisement scripts; copies of sales representative training materials for marketed products; and description of any physician speaker training programs, including list of speakers, copy of training materials, and sample speaker agreement: None

j. The following is a description of (and attached hereto are copies of) any documentation regarding any recalls, corrections, removals, field actions, field notifications, market withdrawals, Dear Doctor Letters, and safety alerts related to the products of the Company or its subsidiaries within the past five years: None

Company hereby represents and warrants that all of the information set forth in this Perfection Certificate and any continuation pages attached hereto is true and correct as of the date hereof, and Company acknowledges that General Electric Capital Corporation is entitled to rely upon such information and presume it is correct. Company acknowledges that your acceptance of this Perfection Certificate and any continuation pages does not imply any commitment on your part to enter into a loan transaction with Company, and that any such commitment may only be made by an express written loan commitment, signed by one of your authorized officers.

Date: 10/09/2012

SYNDAX PHARMACEUTICALS, INC.

By:	/s/ John Pallies
Name:	John Pallies
Title:	VP Finance

Schedule 2

See Section 4 of the Perfection Certificate